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                                                              Exhibit (d)(1)(ii)

                               FIRST AMENDMENT TO
                               ------------------
                                TENDER AGREEMENT
                                ----------------

     This First Amendment to Tender Agreement (the "Amendment"), dated as of October 31, 2001, amends the Tender Agreement, dated as of October 29, 2001 (the "Agreement"), among Fir Tree Value Fund, L.P. ("FTVF"), Fir Tree Institutional Value Fund, L.P. ("FTIVF"), Fir Tree Value Partners, LDC ("FTVP"), Fir Tree Recovery Master Fund, L.P. ("FTRF, and collectively with FTVF, FTIVF, and FTVP, the "Holder") and Internet Capital Group, Inc., a Delaware corporation (the "Purchaser");

     WHEREAS, the Purchaser has commenced a cash tender offer (as such offer may be amended or supplemented from time to time, the "Offer") for its 5 1/2% Convertible Subordinated Notes due 2004 (the "Convertible Notes"), as described in its Offer to Purchase dated October 1, 2001 (the "Offer to Purchase") within the purchase price range of $200 to $250 per $1,000 principal amount of Convertible Notes;

     WHEREAS, on October 22, 2001, Purchaser waived the condition to the Offer that "the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred," with respect to the past and current armed hostilities involving the United States and Afghanistan;

     WHEREAS, the Holder is the beneficial owner (as defined below) of approximately $110 million principal amount of Convertible Notes (the "Notes");

     WHEREAS, as a condition to its willingness to extend the Offer and amend its terms, including increasing the price for which the Purchaser will accept Convertible Notes to $295 per $1,000 principal amount of Convertible Notes, and increasing the maximum sought in the Offer to up to $300,000,000 aggregate principal amount of Convertible Notes (the "Amended Offer"), the Purchaser and the Holder have entered into the Agreement; and

     WHEREAS, the parties hereto desire to amend the terms of the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1. Section 4 of the Agreement is hereby amended in its entirety as follows:

   "Section 4.  Restrictions on Transfer of the Notes. During the term of this
                -------------------------------------
Agreement, except as otherwise expressly contemplated herein, the Holder agrees it will not (a) tender into any tender or exchange offer other than the Offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Lien, any of the Notes, (b) acquire any securities of the Purchaser (other than purchases by Holder of the common stock, par value $.001 per share, of Purchaser ("Purchaser Common Stock"), up to an aggregate amount of

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3,174,700 shares of Purchaser Common Stock, in order to close out, or cover,
Holder's "short position" with respect to Purchaser Common Stock as of the date hereof ("Covering Purchases"), (c) enter into any contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Notes or any other securities of the Company (other than Covering Purchases) or (d) take any other action that would in any way restrict, limit or interfere with the performance of such Holder's obligations hereunder or the transactions contemplated hereby or which would otherwise diminish the benefits of this Agreement to the Purchaser. As used herein, "short position" means shares of Purchaser Common Stock that the Holder has sold short and has not yet closed out, or covered, as of the date hereof.

2. This Amendment may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

3. This Amendment will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

4. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

5. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Tender Agreement.

6. Except as expressly provided herein, the terms of the Agreement are ratified and confirmed by the parties.

                            [signatures on next page]

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          IN WITNESS WHEREOF, each of the Holder and the Purchaser has caused this Amendment to be signed by its officer or director thereunto duly authorized, all as of the date first written above.

                             INTERNET CAPITAL GROUP, INC.


                             By:  /s/ Henry N. Nassau
                                  -----------------------------------------
                                  Name:  Henry N. Nassau
                                  Title: Managing Director

                             FIR TREE VALUE FUND, L.P.
                             FIR TREE RECOVERY FUND MASTER, L.P.
                             FIR TREE INSTITUTIONAL VALUE FUND, L.P.
                             FIR TREE VALUE PARTNERS, LDC

                             By:  /s/ Scott Henkin
                                  -----------------------------------------
                                  Name:  Scott Henkin
                                  Title: Vice President

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